Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

GREENHILL & CO., INC.

OF UP TO 9,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $17.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 25, 2017, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Greenhill & Co., Inc. (“Greenhill,” the “Company,” “we,” “us,” or “our”) is offering to purchase for cash up to 9,000,000 shares of our Common Stock, par value $0.01 per share (the “Shares”), at a price of $17.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will pay the Purchase Price, subject to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than 9,000,000 Shares are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding restricted stock units (“RSUs”) and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to other conditions, including the Financing Condition (as defined below). See Section 7.

The Shares are listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “GHL.”

On September 26, 2017, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $16.85 per Share. On September 25, 2017, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NYSE was $14.40 per Share. You should obtain current market quotations for the Shares before deciding whether to participate in the Offer.

If you have questions or need assistance, you should contact Georgeson LLC, the information agent for the Offer (the “Information Agent”) or Greenhill & Co., LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Greenhill & Co., LLC

Offer to Purchase dated September 27, 2017

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer.

The equity ownership of our directors and executive officers, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. However, any increase in relative ownership interest in Greenhill as a result of the Offer will be partially offset by the Chairman Purchase and CEO Purchase when they are closed no less than 11 trading days after the expiration of the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares, you must do one of the following before 11:59 P.M., New York City time, on October 25, 2017, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

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Stockholders properly tendering Shares can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer.

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E–4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, and Greenhill & Co., LLC, the Dealer Manager for the Offer, in each case at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Greenhill & Co., Inc., is offering to purchase your Shares. See Section 1.

How many Shares is Greenhill offering to purchase?

We are offering to purchase up to a maximum of 9,000,000 Shares, properly tendered in the Offer and not properly withdrawn, at a price of $17.00 per Share.

As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis. See Sections 1 and 11.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are offering to purchase for cash up to 9,000,000 of our Shares, at a price of $17.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal.

On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment. See Section 1.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

What is the purpose of the Offer?

The Offer is part of a leveraged recapitalization plan initiated by the Company to put in place a capital structure we believe will enhance long-term shareholder value in the context of our current equity valuation, current tax rates and current opportunities in the credit market. The recapitalization consists of the Financing Arrangements (as defined below), the CEO and Chairman Purchases (as defined below), the repayment of our outstanding bank debt, the Offer and additional repurchases of Shares after completion of the Offer (together the “Recapitalization”).

The Recapitalization is intended to create value by replacing after-tax dividends with pre-tax debt service and redirecting market focus to long term value creation. We expect that the net proceeds from the Financing Arrangements will be used to repay all of the Company’s existing bank debt, to help fund the repurchase of Shares under the Offer, and to help fund any additional repurchases of Shares we determine to make. Further, following payment of our previously announced quarterly dividend on September 27, 2017, we expect to substantially reduce or eliminate our quarterly dividend in order to improve tax efficiency and fund future repayment of debt.

Management and key employees will not participate in the Offer. As a result, the equity ownership of our management and key employees will proportionally increase as a percentage of our issued and outstanding Shares, further aligning the interests of our executive leadership team with our shareholders. In addition, our Chief Executive Officer and Chairman each separately agreed to purchase from the Company $10,000,000 of newly issued Common Stock. Those purchases, which were entered into prior to public announcement of the Offer, are unconditional and will close at least 11 trading days after completion of the Offer or, if the Offer is terminated, the 6th trading day following termination of the Offer or such later date as may be determined by the Company. Depending on the average price at which Shares are repurchased through the Offer and subsequent open market purchases, upon completion of the Recapitalization employees and directors are expected to collectively own close to half of the economic interests in the Company, with a significant portion of that in the form of restricted stock that vests over time. Thus, for shareholders wishing to continue their equity ownership, the Recapitalization offers an opportunity to participate in a leveraged equity position where employee ownership is more closely aligned with shareholders. At the same time, shareholders who are concerned with higher leverage, a reduced or eliminated dividend or reduced liquidity of Shares after the Recapitalization have the opportunity to exit all or a significant part of their holdings at a significant premium to the Share price when the Recapitalization was announced. See Sections 2 and 11.

Additionally, our executive officers and certain of our other key employees have been awarded performance-based restricted stock units that will cliff vest after 5 years, subject to continued employment through such time and a determination by the Compensation Committee of the Board (the “Compensation Committee”) that the Financing Arrangements have been repaid in full (the “Financing Repayment PRSUs”). Our Chief Executive Officer was granted a $2,750,000 award of Financing Repayment PRSUs in exchange for agreeing to forego 90% of his base salary, effective as of January 1, 2018 and through December 31, 2022. The value of the Financing Repayment PRSUs granted to the Chief Executive Officer represents the aggregate amount of base salary he will forego over the 5 year term between January 1, 2018 and December 31, 2022. See Sections 2 and 11.

We believe the Recapitalization will reduce taxes, increase earnings per share and increase employee alignment with stockholders, while offering those wishing to monetize their shares a significant opportunity for liquidity at a premium to the Share price when the Recapitalization was announced. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

The Offer provides those stockholders who choose to tender their Shares with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders,” as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

If the Company completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in Greenhill as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity, and will have an ownership interest in a company with higher leverage and substantially reduced or eliminated dividend payments. See Sections 2 and 11.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding increase in outstanding debt as a result of the Financing Arrangements, which will fund the Offer. See Sections 2 and 12.

Following the tender offer, will the Company continue as a public company?

Yes. The Offer is conditioned upon the Company not having determined that the transaction will cause the Shares to be eligible for deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act) or to be delisted from the NYSE.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on October 25, 2017 at 11:59 P.M., New York City time, unless we extend the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 A.M., New York City time, on the business day immediately following the previously scheduled Expiration Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1, 3 and 16.

If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be amended or terminated and, if so, under what circumstances?

Yes. We may amend the Offer in our sole discretion, subject to applicable law.

We can also terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including but not limited to:

•	Our consummation of a Term Loan B financing transaction resulting in the placement of at least $300,000,000 of term loans (the “Financing Arrangements”) subsequent to the date hereof and on or prior to the Expiration Date, on terms and conditions reasonably satisfactory to us (the “Financing Condition”). We have received a commitment from Goldman Sachs Bank USA under which Goldman Sachs has committed to provide the term loans subject to the satisfaction of customary terms and conditions. There can be no assurance any such Financing Arrangements will be available, and thus no assurance that the Financing Condition will be satisfied. See Section 9;

•	No legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	The Offer shall not cause us to violate or fail to be in compliance with any applicable law, including Section 160 of the General Corporation Law of the State of Delaware (the “DGCL”);

•	No statute, rule or regulation shall have been instituted or adopted that affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•	No commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after September 26, 2017, nor any material escalation, on or after September 26, 2017, of any war or armed hostilities which had commenced prior to September 26, 2017 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, shall have occurred;

•	No decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 26, 2017 shall have occurred;

•	No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before September 26, 2017), and no person or group that has made such a filing before September 26, 2017 shall acquire or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement. Notwithstanding the foregoing, this condition shall not include any acquisition by Scott L. Bok or Robert F. Greenhill. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding?

As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis. After completing the Offer, repaying our bank debt and paying related expenses, we intend to use the proceeds from the Financing Arrangements and the CEO and Chairman Purchases that remain to repurchase additional Shares through various means, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors we deem relevant. Our Board of Directors has authorized $235,000,000 of share repurchases, including this Offer. After completion of the Recapitalization, we expect to refrain from Share repurchases (although we expect to continue to make repurchases of Share equivalents through tax withholding on vesting RSUs) for a period of time in order to further focus cash flow on debt repayment.

If any of our stockholders who:

•	hold Shares in their own name as holders of record, or

•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Sections 2 and 11.

How do I tender my Shares?

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal, or a manually signed facsimile thereof, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 11:59 P.M., New York City time, on October 25, 2017, or such later time and date to which we may extend the Offer; or

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of Shares residing in that state where we are prohibited from making the Offer by administrative or judicial action pursuant to such state law. In any state where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such state.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May holders of unvested restricted stock units or other restricted equity awards participate in the Offer?

No. Holders of unvested restricted stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 11:59 P.M., New York City time, October 25, 2017, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on November 22, 2017. See Section 4.

What happens if the number of Shares tendered in the Offer would result in the purchase of more than 9,000,000 Shares?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in the purchase of more than 9,000,000 Shares, we will purchase Shares in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. See Sections 1 and 6.

What happens if the number of Shares tendered in the Offer would result in the purchase of less than 9,000,000 Shares?

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in the purchase of less than 9,000,000 Shares, we will purchase Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Greenhill or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of Greenhill, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

All of our directors and executive officers have indicated that they do not intend to participate in the Offer.

Does Greenhill intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

On September 25, 2017, our Board of Directors authorized $235,000,000 for the repurchase of outstanding shares from stockholders, including through the Offer. After completing the Offer, repaying our bank debt and paying related expenses, we intend to use the proceeds from the Financing Arrangements and the CEO and Chairman Purchases that remain to repurchase additional Shares through various means, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors we deem relevant. After completion of the Recapitalization, we expect to refrain from Share repurchases (although we expect to continue to make repurchases of Share equivalents through tax withholding on vesting RSUs) for a period of time in order to further focus cash flow on debt repayment. See Section 2.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, stockholders retaining an equity interest in the Company may also face reduced trading liquidity, and will have an ownership interest in a company with higher leverage and substantially reduced or eliminated dividend payments. See Section 2.

When and how will Greenhill pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate purchase price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held by a broker and DTC will allocate funds appropriately to your broker for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On September 26, 2017, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $16.85 per Share. On September 25, 2017, the last full trading day before we announced our intention to make the Offer, the closing of the Shares on the NYSE was $14.40 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 17.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding at a 30% rate unless one of certain exemptions applies. See Sections 3 and 14.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson LLC, the Information Agent for the Offer, or Greenhill & Co., LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this document that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “outlook”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our 2016 Annual Report on Form 10-K.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to and we do not undertake any obligation to update or review any of these forward-looking statements after the date of this filing to conform our prior statements to actual results or revised expectations whether as a result of new information, future developments or otherwise. Accordingly, readers are cautioned that actual results could materially differ for a variety of reasons including, without limitation, risks associated with:

(i)	difficult market conditions and a decline in transaction activity;

(ii)	a decline in global merger and acquisition activity;

(iii)	past or future changes to our organizational structure and management;

(iv)	our ability to identify, attract, hire and retain managing directors and other professionals;

(v)	our inability to generate sufficient cash in the future to service our indebtedness or other contractual obligations, including the Financing Arrangements;

(vi)	the additional leverage we are taking on through the Financing Arrangements, which may adversely affect our capital resources, financial condition and liquidity;

(vii)	our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Offer and other Share repurchases;

(viii)	expected substantial reduction or elimination of our dividend payments as part of the Recapitalization;

(ix)	our ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk;

(x)	the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings;

(xi)	the effects of increased competition from larger firms and other independent firms, and our ability to maintain and expand market share; and

(xii)	the commencement and completion of the Offer, the Financing Arrangements and the Recapitalization.

For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the fiscal year ended December 31, 2016 and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the Holders of our Shares:

Greenhill offers to purchase up to 9,000,000 Shares, pursuant to tenders at a price of $17.00 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares properly tendered and not properly withdrawn may not be purchased if more than 9,000,000 Shares are properly tendered and not properly withdrawn. We will return any Shares that we do not purchase, including Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer, however, is subject to other conditions, including the Financing Condition. Our obligation to accept and pay for Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer.

The equity ownership of our directors and executive officers, and the equity ownership of other stockholders who do not tender their Shares pursuant to the Offer, will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Sections 2 and 11.

If more than 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 14). Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 14) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 3. Also see Section 14 regarding United States federal income tax consequences of the Offer.

Holders of unvested restricted stock units may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date. See Sections 3 and 11 for more information on the Greenhill & Co., Inc. Equity Incentive Plan generally.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson LLC, the Information Agent for the Offer, and by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 17.

As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on the NYSE and trade under the symbol “GHL.” On September 26, 2017, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $16.85 per Share. On September 25, 2017, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $14.40 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, pursuant to tenders at a price of $17.00 per Share net to the seller in cash, less any applicable withholding taxes and without interest. If less than 9,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 11:59 P.M., New York City time, on October 25, 2017. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw any such stockholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration, except for odd lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares, (ii) decrease the maximum number of Shares that we may purchase in the Offer or (iii) change the Purchase Price, then the Offer must remain open for at least 10 business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 16.

Only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered may not be purchased if more than 9,000,000 Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

Priority of Purchases. If more than 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the odd lots that were properly tendered and not properly withdrawn, we will purchase Shares from all other stockholders who properly tender Shares and who do not properly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from stockholders who have properly tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. As we noted above, we may elect to purchase more than 9,000,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately four business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other documents may be requested from the Information Agent at Greenhill’s expense at the address and telephone number set forth on the back cover of this Offer to Purchase.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

The Offer is part of the Recapitalization initiated by the Company to put in place a capital structure we believe will enhance long-term shareholder value in the context of our current equity valuation, current tax rates and current opportunities in the credit market. The Recapitalization consists of the Financing Arrangements, the CEO and Chairman Purchases, the repayment of our outstanding bank debt, the Offer and additional repurchases of Shares after completion of the Offer.

The Recapitalization is intended to create value by replacing after-tax dividends with pre-tax debt service and redirecting market focus to long term value creation. We expect that the net proceeds from the Financing Arrangements will be used to repay all of the Company’s existing bank debt and to help fund the repurchase of up to $235,000,000 of Shares under the Offer and other potential repurchases. Further, following payment of its previously announced quarterly dividend on September 27, 2017, the Company expects to substantially reduce or eliminate its quarterly dividend in order to improve tax efficiency and fund future repayment of debt.

Management and key employees will not participate in the Offer. As a result, the equity ownership of our management and key employees will proportionally increase as a percentage of our issued and outstanding Shares, further aligning the interests of our executive leadership team with our shareholders. In addition our Chief Executive Officer and Chairman each separately agreed to purchase from the Company $10,000,000 of newly issued Common Stock. Those purchases, which were entered into prior to public announcement of the Offer, are unconditional and will close at least 11 trading days after completion of the Offer or, if the Offer is terminated, the 6th trading day following termination of the Offer or such later date as may be determined by the Company. Depending on the average price at which Shares are repurchased through the Offer and subsequent open market purchases, upon completion of the Recapitalization employees and directors are expected to collectively own close to half of the economic interests in the Company, with a significant portion of that in the form of restricted stock that vests over time. Thus, for shareholders wishing to continue their equity ownership, the Recapitalization offers an opportunity to participate in a leveraged equity position where employee ownership is more closely aligned with shareholders. At the same time, shareholders who are concerned with higher leverage, a substantially reduced or eliminated dividend or reduced liquidity of Shares after the Recapitalization have the opportunity to exit all or a significant part of their holdings at a significant premium to the Share price when the Recapitalization was announced.

Additionally, our executive officers and certain of our other key employees have been awarded Financing Repayment PRSUs that will cliff vest after 5 years, subject to continued employment through such time and a determination by the Compensation Committee that the Financing Arrangements have been repaid in full. Our Chief Executive Officer was granted a $2,750,000 award of Financing Repayment PRSUs in exchange for agreeing to forego 90% of his base salary, effective as of January 1, 2018 and through December 31, 2022. The value of the Financing Repayment PRSUs granted to the Chief Executive Officer represents the aggregate amount of base salary he will forego over the approximate 5 year term between January 1, 2018 and December 31, 2022.

We believe the Recapitalization will reduce taxes, increase earnings per share and increase employee alignment with stockholders, while offering those wishing to monetize their shares a significant opportunity for liquidity at a premium to the Share price when the Recapitalization was announced. In determining to proceed with the Offer, our management and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

The Offer provides those stockholders who choose to tender their Shares with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. The Offer also provides certain stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Stockholders holding Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Potential Benefits of the Offer to those who Tender. We believe the Offer will provide benefits to our stockholders who tender their Shares pursuant to the Offer, including the following:

•	we believe the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales;

•	an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales;

•	“Odd Lot Holders” who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares; and

•	a premium to the current market price without the risks associated with the higher leverage, substantially reduced or eliminated dividend or reduced liquidity of Shares.

Potential Benefits of the Offer to those who Retain Equity Interest. We believe the Offer will provide benefits to us and our stockholders who do not tender their Shares pursuant to the Offer, including the following:

•	increased employee alignment with stockholders;

•	we believe the Offer will results in a more efficient capital structure making possible improved future earnings per Share; and

•	upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Greenhill.

Potential Risks and Disadvantages of the Offer to those who Retain Equity Interest. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	the Offer will reduce our public float. There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;

•	risks associated with the Financing Arrangements, including higher leverage, potential priority of claims and cash flow required to service our indebtedness or other related contractual obligations;

•	substantially reduced or eliminated dividend payments;

•	the reduction in Shares after the Offer may cause us to lose our status as a “well known seasoned issuer,” which may make the any future debt or equity capital raisings more costly and time consuming;

•	any increase in relative ownership interest in Greenhill as a result of the Offer will be partially offset by the Chairman Purchase and CEO Purchase when they are closed no less than 11 trading days after the expiration of the Offer, and by the Financing Repayment PRSUs if they vest; and

•	if certain large stockholders do not participate in the Offer, it will further concentrate their ownership of the Company. Such large stockholders include our Chairman, Robert F. Greenhill, and our Chief Executive Officer, Scott L. Bok, both of whom have indicated that they do not intend to participate in the Offer. Additionally, both Mr. Greenhill and Mr. Bok will further increase their relative ownership interest in the Company upon the closing of the CEO and Chairman Purchases, respectively, no less than 11 trading days after the expiration of the Offer. If the Offer is fully subscribed and after the CEO and Chairman Purchases close, Mr. Greenhill will own approximately 11.1% of our Shares while Mr. Bok will own approximately 7.2% of our Shares. Concentrated ownership may limit the ability of our stockholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis.

Stockholders who choose not to tender will own, and stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These stockholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares, the Financing Arrangements, as well as the expected substantial reduction or elimination of our dividend. Further, following the completion of the Financing Arrangements we may also face risks associated with the priority of claims and cash flow required to service our indebtedness or other related contractual obligations.

After completing the Offer, repaying our bank debt and paying related expenses, we intend to use the proceeds from the Financing Arrangements and the CEO and Chairman Purchases that remain to repurchase additional Shares through various means, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors we deem relevant. Our Board of Directors has authorized $235,000,000 of share repurchases, including this Offer. After completion of the Recapitalization, we expect to refrain from Share repurchases (although we expect to continue to make repurchases of Share equivalents through tax withholding on vesting RSUs) for a period of time in order to further focus cash flow on debt repayment.

In addition, following consummation of the Offer and future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding increase in outstanding debt as a result of the Financing Arrangements, which will fund the Offer.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law).

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

Rule 13e–4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e–4.

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase (including as described in the two paragraphs below), neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, other than transactions among our wholly-owned subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the CEO and Chairman Purchases and the grant of restricted stock or RSUs to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

On September 25, 2017, our Board of Directors authorized $235,000,000 for the repurchase of outstanding shares from stockholders, including through the Offer. After completing the Offer, repaying our bank debt and paying related expenses, we intend to use the proceeds from the Financing Arrangements and the CEO and Chairman Purchases that remain to repurchase additional Shares through various means, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors we deem relevant. After completion of the Recapitalization, we expect to refrain from Share repurchases (although we expect to continue to make repurchases of Share equivalents through tax withholding on vesting RSUs) for a period of time in order to further focus cash flow on debt repayment.

All of our directors and executive officers have indicated that they do not intend to participate in the Offer. Under the terms of the preexisting Chairman Purchase and CEO Purchase agreements described in Section 11, our Chairman and Chief Executive Officer and will each separately purchase an aggregate of $10,000,000 in Shares each from the Company. Those purchases, which were entered into prior to public announcement of the Offer, are unconditional and will close at least 11 trading days after completion of the Offer or, if the Offer is terminated, the 6th trading day following termination of the Offer or such later date as may be determined by the Company.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1)         the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 11:59 P.M., New York City time, October 25, 2017 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2)         the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the stockholder for the stockholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Stockholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 14.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)         the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned “Special Payment Instructions” and “Special Delivery Instructions” on the Letter of Transmittal; or

(2)         Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 5 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when the Letter of Transmittal, or a manually signed facsimile thereof, is actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Greenhill may enforce such agreement against such DTC participant.

Guaranteed Delivery. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1)         the tender is made by or through an Eligible Institution;

(2)         a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and

(3)         the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two Trading Days (as defined below) after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents. A “Trading Day” is any day on which the NYSE is open for business.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Holders of unvested restricted stock units or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

United States Federal Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 14) or other U.S. payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder or other U.S. payee is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. For a discussion of certain United States federal income tax consequences to tendering U.S. Holders, see Section 14.

In addition, in order for a Non-U.S. Holder (as defined in Section 14) to avoid backup withholding, the Non-U.S. Holder must submit an applicable IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or from the IRS’s website.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 14) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent may be subject to withholding of United States federal income tax at a rate of 30%, unless the Depositary or another paying agent determines that an exemption from, or a reduced rate of, withholding tax is available, a properly completed and executed applicable IRS Form W-8 (or other acceptable certification) is provided to the Depositary or paying agent and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 Tests” for capital gain treatment described in Section 14 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. In addition, as described in Section 14 below, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the Offer unless specified requirements are met.

Non-U.S. Holders should review Section 14 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Stockholder’s Representation and Warranty; Acceptance by Greenhill Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e–4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on November 22, 2017. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular stockholder without waiving any similar defect or irregularity with respect to other Shares or other stockholders. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we also waive such defect or irregularity with respect to all stockholders. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) that are properly tendered and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately four business days after the Expiration Date. Unless a stockholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders should review Section 14 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if more than 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If necessary to permit us to purchase 9,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law), to the extent feasible, we will select Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e–4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	failure to consummate the Financing Arrangements subsequent to the date hereof and on or prior to the Expiration Date, on terms and conditions reasonably satisfactory to us or otherwise failing to satisfy the Financing Condition;

•	any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	the Offer has caused us to violate or fail to be in compliance with any applicable law, including Section 160 of the DGCL;

•	any statute, rule or regulation has been instituted or adopted that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States has occurred;

•	any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, have occurred;

•

any commencement of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, has occurred directly or indirectly involving the United States on or after September 26, 2017, or any material escalation, on or after

September 26, 2017, of any war or armed hostilities that had commenced prior to September 26, 2017 that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our business, has occurred;

•	any decrease of more than 10% in the market price for the Shares on the NYSE or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 26, 2017;

•	any person has commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than the Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	any person (including a group) has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before September 26, 2017, and other than Scott L. Bok or Robert F. Greenhill);

•	any person or group that has made such a filing before September 26, 2017 acquires or publicly announce its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement (other than Scott L. Bok or Robert F. Greenhill);

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares;

•	any person, entity or group has filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, has occurred; or

•	any determination by us that the consummation of the Offer and the purchase of the Shares would have a reasonable likelihood of resulting in the Shares either being (1) held of record by fewer than 300 persons, (2) eligible for deregistration under the Exchange Act or (3) delisted from the NYSE.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time on or prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed on the NYSE under the symbol “GHL.”

Price Range of Shares. The following table sets forth the high and low sales prices per Share for our Shares as reported by the NYSE for the relevant periods.

Year ended December 31, 2015

	High	Low
First Quarter	$43.79	$34.40
Second Quarter	$43.08	$38.31
Third Quarter	$41.64	$28.22
Fourth Quarter	$29.10	$24.88

Year ended December 31, 2016

	High	Low
First Quarter	$28.61	$20.61
Second Quarter	$22.06	$15.93
Third Quarter	$23.59	$16.00
Fourth Quarter	$29.05	$22.41

Year ending December 31, 2017

	High	Low
First Quarter	$31.35	$26.10
Second Quarter	$29.05	$19.25
Third Quarter (through September 26, 2017)	$20.50	$14.00

On September 26, 2017, the last full trading day before we commenced the Offer, the closing price of the Shares on the NYSE was $16.85 per Share. On September 25, 2017, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $14.40 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether to tender their Shares.

Dividends. From 2007, we have paid quarterly cash dividends of $0.45 per share of our Common Stock to holders of record. If the Offer is completed, following payment of our previously announced quarterly dividend on September 27, 2017, we intend to substantially reduce or eliminate our quarterly dividend in order to improve tax efficiency and focus future cash flows on the repayment of the Financing Arrangements. Future declaration and payment of dividends on our Common Stock is at the discretion of our Board of Directors and depend upon, among other things, general financial conditions, capital requirements and surplus, cash flows, debt service obligations, our recent and expected future operations and earnings, contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors as the Board of Directors may deem relevant.

9.	Source and Amount of Funds.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $154,000,000. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, through the Financing Arrangements, which will consist of borrowings under new secured credit facilities. This Offer is subject to the Financing Condition, meaning that if the Company is unable to obtain the Financing Arrangements, resulting in the placement of at least $300,000,000 of term loans, we will not be required to complete the Offer. After the Offer closes, we will receive additional funds through the Chairman Purchase and CEO Purchase, which we expect will be used for further share repurchases or general corporate purposes.

We currently have an outstanding term loan and a revolving credit facility with First Republic Bank with outstanding principal balances of approximately $5.6 million and $78.1 million, respectively. We intend to enter into a new credit agreement comprised of a five-year secured term facility for $300,000,000 and a three-year secured revolving credit facility for $20,000,000 (the “Credit Facilities”) that will replace our current bank debt.

We have received a commitment letter from Goldman Sachs Bank USA (“Goldman Sachs”) under which Goldman Sachs has provided a financing commitment, subject to customary terms and conditions, for the full $320,000,000 for the Credit Facilities. Pursuant to the commitment letter, Goldman Sachs will lead the syndication of the term facility to a group of banks, financial institutions and other lenders, in consultation with us on the terms and conditions set forth in the commitment letter and described below. We have agreed to cooperate with these syndication efforts.

We expect borrowings under the Credit Facilities to bear interest at either a base rate plus 3%, or a Eurodollar rate, plus 4%. The term loans are expected to require quarterly principal amortization payments equal to (i) 5% per annum on or prior to the first anniversary, (ii) 10% per annum after the first anniversary but on or prior to the second anniversary, (iii) 10% per annum after the second anniversary but on or prior to the third anniversary and (iv) 10% per annum after the third anniversary but on or prior to the fourth anniversary, in each case of the original principal amount of the term loans, with the remaining balance of the term loans at maturity. No scheduled principal payments will be required on amounts drawn on the revolving credit facility until the maturity date of that facility.

The obligations under the Credit Facilities will be guaranteed by our existing and subsequently acquired or organized wholly-owned U.S. restricted subsidiaries (excluding any registered broker-dealers) (the “Guarantors”) and secured by first priority (subject to permitted liens) perfected security interests in (i) all assets of ours, the Guarantors and each U.S. subsidiary of the Company that is or becomes a registered broker-dealer under the Securities Exchange Act of 1934, as amended, (the “Domestic Regulated Subsidiaries”), (ii) advisory fees receivables of ours, the Guarantors and the Domestic Regulated Subsidiaries and (iii) 100% of the capital stock of each domestic subsidiary of ours, the Guarantors and the Domestic Regulated Subsidiaries, 65% of the capital stock of each direct foreign subsidiary of ours, the Guarantors and the Domestic Regulated Subsidiaries and all intercompany debt of the Company, the Guarantors and the Domestic Regulated Subsidiaries, subject to certain exclusions which, for the avoidance of doubt, shall not include any assets of regulated subsidiaries that are not permitted to be pledged by law, statute or regulation, including cash held by the Domestic Regulated Subsidiaries and any other capital required to meet and maintain regulatory capital requirements.

Voluntary prepayments of borrowings under the term loans, the revolving credit facility and any incremental facility will be permitted. We expect that we will be required to repay certain amounts of the Credit Facilities in connection with the non-ordinary course sale of assets, receipt of insurance proceeds, the issuance of debt obligations and excess cash flow, subject to certain exceptions.

We expect the Credit Facilities will contain affirmative and negative covenants (subject, in each case, to customary exceptions and qualifications and others to be agreed), including covenants that limit our ability to, among other things:

•	grant liens on our assets;

•	incur additional indebtedness (including guarantees and other contingent obligations);

•	make certain investments (including loans and advances);

•	make certain acquisitions;

•	merge or make other fundamental changes;

•	sell or otherwise dispose of property or assets;

•	pay dividends and other distributions, repurchase shares and prepay certain indebtedness;

•	make changes in the nature of our business;

•	enter into transactions with our affiliates;

•	amend or waive our organizational documents, subordinated and junior lien indebtedness;

•	change our fiscal year; and

•	enter into contracts restricting dividends and lien grants by non-guarantor subsidiaries.

We expect that the revolving credit facility will be subject to a springing total net leverage ratio financial covenant subject to certain step downs.

The closing of the Credit Facilities is expected to be subject to certain customary and other conditions.

The foregoing summary of certain material terms of the commitment letter (including the summary of principal terms and conditions attached to the commitment letter as Annex B) and the Credit Facilities as contemplated by the commitment letter is qualified in its entirety by the terms of the commitment letter, which is filed as Exhibit (b)(1) to our Schedule TO and which is incorporated herein by reference. The foregoing summary may not contain all of the information about the commitment letter that is important to you. We encourage you to read the commitment letter carefully and in its entirety.

10.	Certain Information Concerning the Company.

General. Greenhill is a leading independent investment bank that provides financial and strategic advice on significant domestic and cross-border mergers and acquisitions, divestitures, restructurings, financings, capital raising and other transactions to a diverse client base, including corporations, partnerships, institutions and governments globally. We serve as a trusted advisor to our clients throughout the world on a collaborative, globally integrated basis from our offices in the United States, Australia, Brazil, Canada, Germany, Hong Kong, Japan, Sweden, and the United Kingdom.

At Greenhill, we are singularly focused on providing conflict-free advice to clients on a wide variety of complex financial matters, using our global resources to provide a combination of transaction experience, industry sector expertise and knowledge of relevant regional markets. We work seamlessly across offices and markets to provide the highest caliber advice and services to our clients.

Greenhill was established in 1996 by Robert F. Greenhill, the former President of Morgan Stanley and former Chairman and Chief Executive Officer of Smith Barney. Since our founding, Greenhill has grown through recruiting talented managing directors and other senior professionals, by acquiring complementary advisory businesses and by training, developing and promoting professionals internally. We have expanded beyond merger and acquisition advisory services to include financing, restructuring, and capital advisory services, and we have expanded the breadth of our sector expertise to cover substantially all major industries. Since the opening of our original office in New York, we have expanded globally to 14 offices across five continents.

Our principal executive offices are located at 300 Park Avenue, New York, New York 10022, and our telephone number is (212) 389-1800.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Greenhill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 28, 2017;

•	Greenhill’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed on May 8, 2017 and August 9, 2017, respectively;

•	the Company’s Current Reports on Form 8-K filed on June 8, 2017, July 26, 2017, September 25, 2017 and September 26, 2017; and

•	Greenhill’s Proxy Statement on Schedule 14A for Greenhill’s Annual Meeting of Stockholders held on July 26, 2017.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: 1-877-278-4775

Email: greenhill@georgeson.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have indicated that they do not intend to participate in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person’s beneficial ownership of our Shares as of September 25, 2017.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares
Current Directors and Officers
Robert F. Greenhill(1)	2,094,984	6.8%
Scott L. Bok (2)	1,360,721	4.4%
Kevin M. Costantino	15,039	*
David A. Wyles	—	*
Harold J. Rodriguez, Jr.(3)	93,998	*
Steven F. Goldstone	29,039	*
Stephen L. Key	18,374	*
John D. Liu	6,209	*
Karen P. Robards	11,941	*
All Current Executive Officers and Directors as a group (9 persons)	3,630,305	11.8%
Five Percent Beneficial Owners
BlackRock, Inc.(4)	3,442,908	11.2%
The Vanguard Group(5)	2,294,757	7.5%

*	Less than 1% of Shares beneficially owned.

(1)	Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by three entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares. The third entity is Socatean Partners, a Connecticut general partnership, which agreed to purchase 588,235 of our shares in the Chairman Purchase. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)	Mr. Bok’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by an entity controlled by him. Mr. Bok agreed to purchase 470,588 of our shares in the CEO Purchase and we also attribute to him 320,552 of our shares held by a grantor retained annuity trust for the benefit of Mr. Bok and his two children. The entity is Bok Family Partners, L.P., a Delaware limited partnership, which owns 25,000 of our shares and which also agreed to purchase 117,647 of our shares in the CEO Purchase. We also attribute to Mr. Bok 288,783 of our shares held by the Bok Family Foundation. Mr. Bok expressly disclaims beneficial ownership of securities owned by Bok Family Partners, L.P. except to the extent of his pecuniary interest therein, and of the shares held by the Bok Family Foundation.

(3)	Includes 93,998 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4)	Address: 55 East 52nd Street, New York, NY 10022.

(5)	Address: 100 Vanguard Blvd., Malvern, PA 19355.

Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, except for the Chairman Purchase, CEO Purchase and award of Financing Repayment PRSUs discussed below no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executives, affiliates or subsidiaries.

Arrangements Concerning the Shares.

Prior to announcement of this Offer, our Chief Executive Officer, Scott L. Bok, agreed to purchase Shares from the Company at an aggregate purchase price of $10,000,000, $8,000,000 of which will be purchased by Mr. Bok in an individual capacity, and $2,000,000 of which will be purchased through Bok Family Partners, L.P., of which Mr. Bok is General Partner (the “CEO Purchase”).

At the same time, with the same price per share and closing terms as the CEO Purchase, Socatean Partners, of which our Chairman, Robert F. Greenhill, is the Managing General Partner, agreed to purchase Shares from the Company at an aggregate purchase price of $10,000,000 (the “Chairman Purchase,” and, together with the CEO Purchase, the “CEO and Chairman Purchases”).

For the CEO Purchase and the Chairman Purchase, the purchase price per Share will be equal to either the final tender price of the Offer or in the event the Offer is cancelled, the volume weighted average trading price of the Common Stock for the 5 consecutive trading days after the day of termination of the tender offer (with the number of Shares purchased rounded down to the nearest whole share). The closing of these transactions is unconditional and will occur as promptly as practical after either (i) the 11th trading day following completion of the Offer, if completed, or (ii) the 6th trading day following termination of the Offer or such later date as may be determined by the Company.

Financing Repayment PRSUs. As described above in Section 2, our executive officers and certain other key employees have been awarded Financing Repayment PRSUs that will cliff vest after 5 years, subject to continued employment through such time and a determination by the Compensation Committee that the Financing Arrangements have been repaid in full as of the vesting date. In exchange for agreeing to forego 90% of his base salary, effective as of January 1, 2018 and through December 31, 2022, Mr. Bok, our Chief Executive Officer, was granted a $2,750,000 award of Financing Repayment PRSUs, representing the aggregate amount of base salary he will forego over the 5 year term between January 1, 2018 and December 31, 2022. Additionally, the Compensation Committee approved the grant of 69,444 Financing Repayment PRSUs to each of Harold J. Rodriguez, Jr., the Company’s Chief Financial Officer, and David A. Wyles, the Company’s UK President, and the grant of 34, 722 Financing Repayment PRSUs to Kevin M. Costantino, the Company’s US President.

Equity Incentive Plan. We have has adopted an equity incentive plan to motivate our employees and allow them to participate in the ownership of Company stock. The Equity Incentive Plan, as amended and restated, became effective as of March 9, 2015 and was approved by the Company’s stockholders at the Company’s annual meeting in April, 2015 (the “Equity Incentive Plan”). The Equity Incentive Plan is administered by the Compensation Committee, which has the authority, either directly or through its delegates, to grant equity awards to eligible persons including employees, directors and certain other non-employees as selected by the Compensation Committee. Awards under the Equity Incentive Plan may be granted in the form of stock options, restricted stock, restricted stock units, performance awards, or other stock-based awards. The maximum number of shares that may be issued under the Equity Incentive Plan in respect of awards granted thereunder is 10,000,000, subject to certain adjustments for major corporate transactions or awards which are cancelled, terminated, forfeited, fail to vest or are otherwise not paid or settled for any reason. Awards granted under the Equity Incentive Plan generally vest ratably over a period of up to five years beginning on the first anniversary of the grant date or in full on the fifth anniversary of the grant date. The default treatment under the Equity Incentive Plan provides that awards shall fully vest upon a termination of employment as a result of death, disability or retirement and that awards are forfeited upon any other termination of employment outside of the change in control context.

Employment Agreements. The Company previously entered into employment agreements with each of Messrs. Bok and Rodriguez. These employment agreements are terminable by either party on 90 days’ prior written notice, with no contractual severance. Neither of our two other executive officers, Messrs. Costantino or Wyles are party to an employment agreement with the Company.

Other Share Repurchases. As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299 Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). If the Offer is fully subscribed, the Offer will result in the repurchase by Greenhill of 9,000,000 Shares, which would represent approximately 30% of our issued and outstanding Shares, or 25% of our outstanding Shares on a fully diluted basis. After completing the Offer, repaying our bank debt and paying related expenses, we intend to use the proceeds from the Financing Arrangements and the CEO and Chairman Purchases that remain to repurchase additional Shares through various means, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions (including any restrictions contained in the Financing Arrangements) and other factors we deem relevant. Our Board of Directors has authorized $235,000,000 of share repurchases, including this Offer. After completion of the Recapitalization, we expect to refrain from Share repurchases (although we expect to continue to make repurchases of Share equivalents through tax withholding on vesting RSUs) for a period of time in order to further focus cash flow on debt repayment.

General. Except as otherwise described herein, neither Greenhill nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Financial Information

Financial Information

The financial information, including financial statements and the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, and June 30, 2017 are incorporated herein by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 10 of this Offer to Purchase.

We had a book value per Share of $9.48 as of June 30, 2017.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2016	Fiscal Year to Date Ended June 30, 2017
Income before Taxes	43,295	87,881	11,750

Interest Expense on Borrowings (1)	2,478	3,227	1,608
Estimated Interest within Rental Expense (2)	957	880	450
Total Fixed Charges	3,435	4,107	2,058

Ratio of earnings to fixed charges	12.60	21.40	5.71

(1)	Interest Expense is derived directly from the Consolidated Statements of Income for the relevant period.

(2)	Estimated Interest is based on a rate of 4.5% per annum on the full amount of Occupancy and Rental Expense, net of reimbursements.

Pro Forma Information

The pro forma financial information below assumes that: (i) the Offer is fully subscribed and the CEO and Chairman Purchases occurred at the Purchase Price and (ii) the net proceeds from the Financing Arrangements and the CEO and Chairman Purchases will be used to repay all of the Company’s existing bank debt and to fund $235,000,000 of Share repurchases, inclusive of the Shares purchased under the Offer, at the Purchase Price.

The following unaudited pro forma condensed balance sheet as of June 30, 2017 and the unaudited pro forma condensed statements of income for the year ended December 31, 2016 and the six months ended June 30, 2017 are based on the historical financial information of the Company and give effect to the Recapitalization. The unaudited pro forma condensed balance sheet as of June 30, 2017 gives effect to the Recapitalization as if it had occurred on such date. The unaudited pro forma condensed statements of income for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the Recapitalization as if it had occurred as of January 1 of each period presented.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with (i) the audited consolidated financial statements and the related notes of the Company in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 and (ii) the unaudited condensed consolidated financial statements and the related notes of the Company in its Form 10-Q as of and for the six months ended June 30, 2017.

This unaudited pro forma financial information is for illustrative purposes and not intended to represent or necessarily be indicative of either our operating results or financial position or results of operations that would have occurred if the Recapitalization had been consummated on the terms and during the period or as of the dates for which the pro forma data is presented. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other risks and uncertainties, certain of which are beyond our control.

Selected Consolidated Statement of Financial Condition Data

Greenhill & Co. Inc.

Unaudited Pro Forma Condensed Balance Sheet

As of June 30, 2017

(In thousands, except share and per share data)

	Unaudited
	Actual (As of 6/30/17)	Pro Forma Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$68,022	(24,900	)(1)	$63,122
		20,000	(2)
Accounts Receivable, net of allowance for doubtful accounts	50,120	–		50,120
Other receivables	3,716	–		3,716
Property and equipment, net	8,650	–		8,650
Goodwill	215,568	–		215,568
Deferred tax asset	55,585	–		55,585
Other assets	7,950	10,000	(3)	17,950

Total assets	$409,611	$5,100		$414,711

LIABILITIES & STOCKHOLDERS’ EQUITY
Compensation payable	$22,700	–		22,700
Accounts payable and accrued expenses	8,771	–		8,771
Current income taxes payable	5,635	–		5,635
Bank revolving loan payable	68,650	(68,650	)(4)	–
Bank term loan payable	11,250	(11,250	)(4)	–
Secured revolving loan		–	(5)	–
Secured term loan B		300,000	(5)	300,000
Contingent obligation due selling unitholders of Cogent	7,582	–		7,582
Deferred Taxes Payable	4,426	–		4,426

Total liabilities	129,014	220,100		349,114
Common stock	424	12	(2)	624
Restricted stock units	65,946	–		65,946
Additional paid-in capital	775,390	19,988	(2)	795,190
Exchangeable shares of subsidiary	1,958	–		1,958
Retained earnings	86,503	–		86,503
Accumulated other comprehensive income	(25,667)	–		(25,667)
Treasury stock, at cost	(623,957)	(235,000	)(6)	(858,957)

Stockholders’ equity	280,597	(215,000)		65,597

Total liabilities and equity	409,611	5,100		414,711

	–	–		–
Shares Outstanding:	29,605,106	(9,000,000	)(7)	16,958,047
		(4,823,529	)(8)
		1,176,471	(2)
Book Value Per Share:	$9.48			$3.87

Selected Consolidated Statement of Operations Data

Greenhill & Co. Inc.

Pro Forma Condensed Combined Statement of Income

(In thousands, except share and per share data)

	December 31, 2016					June 30, 2017
	Actual		Pro Forma Adjustments	Pro Forma		Actual		Pro Forma Adjustments	Pro Forma		Notes
	Audited			Unaudited		Unaudited			Unaudited
Revenues
Advisory revenues	$334,787		–	$334,787		$123,738		–	$123,738
Investment revenues	732		–	732		460		–	460

Total revenues	335,519		–	335,519		124,198		–	124,198
Expenses
Employee compensation and benefits	182,478		–	182,478		82,893		–	82,893
Non compensation expenses	61,933		–	61,933		27,947		–	27,947
Occupancy and equipment rental	19,553		–	19,553		9,998		–	9,998
Depreciation and amortization	3,243		–	3,243		1,546		–	1,546
Information services	8,920		–	8,920		4,634		–	4,634
Professional fees	6,851		–	6,851		3,611		–	3,611
Travel related expenses	11,912		–	11,912		6,214		–	6,214
Interest expense	3,227		(3,227)	17,750		1,608		(1,608)	8,875		(3)
			15,750						7,875		(5)
			2,000						1,000		(3)
Other operating expenses	11,454		–	11,454		1,944		–	1,944

Total expenses	247,638		14,523	262,161		112,448		7,267	119,715
Income before taxes	87,881		(14,523)	73,358		11,750		(7,267)	4,483
Provision for taxes	27,119		(5,519)	21,600		6,251		(2,761)	3,490		(9)

Net income allocated to common stockholders	$60,762		(9,004)	$51,758		$5,499		(4,506)	$993

Average shares outstanding:
Basic	32,042,594		(9,000,000)	19,395,535		32,151,409		(9,000,000)	19,504,350		(7)
			(4,823,529)					(4,823,529)			(8)
			1,176,471					1,176,471			(2)
Diluted	32,074,232		(9,000,000)	19,427,173		32,251,500		(9,000,000)	19,604,441		(7)
			(4,823,529)					(4,823,529)			(8)
			1,176,471					1,176,471			(2)
Earnings per share:
Basic	$1.90			$2.67		$0.17			$0.05
Diluted	$1.89			$2.66		$0.17			$0.05
Ratio of Earnings to Fixed Charges:
Income before Taxes	87,881			73,358		11,750			4,483
Interest Expense on Borrowings	3,227		(3,227)	17,750		1,608		(1,608)	8,875
			15,750					7,875
			2,000					1,000
Est. Interest within Rental Expense	880		–	880		450		–	450		(10)

Total Fixed Charges	4,107			18,630		2,058			9,325
Ratio of Earnings to Fixed Charges	21.40	x		3.94	x	5.71	x		0.48	x

The pro forma adjustments included in the unaudited pro forma condensed financial information as of and for year ended December 31, 2016 and the six months ended June 30, 2017 are as follows:

(1)	Cash used for additional Share repurchases and fees.

(2)	Proceeds and share issuance from CEO and Chairman Purchases. Assumes Purchase Price of $17.00 and par value of $0.01 per share.

(3)	Reflects incurrence of debt financing costs, including borrowing fees, legal expenses and other costs associated with the Financing Arrangements which will be amortized over the life of the respective debt facilities.

(4)	Elimination of (i) bank debt, which will be repaid in full with a portion of the proceeds of the Financing Arrangements, and (ii) related interest expense on bank borrowings.

(5)	Borrowing from the issuance of the Term Loan B recorded at face amount. There are not expected to be any borrowings drawn on the revolver loan at the time of the Offer. Estimated interest rate assumed at 5.25%.

(6)	Estimated value of Shares repurchased in the Offer and expected to be repurchased in additional Share repurchases. Assumes Purchase Price of $17.00.

(7)	Estimated Shares repurchased in the Offer. Assumes Purchase Price of $17.00.

(8)	Estimated Shares expected to be repurchased in additional Share repurchases. Assumes repurchase price of $17.00.

(9)	Reflects the estimated income tax benefit related to deductibility of interest expense at assumed US effective tax rate of 38%.

(10)	Estimated interest based on 4.5% per annum on full amount of Occupancy and Rental Expense, net of reimbursement.

13.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

14.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules

(including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders (as defined below) whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the vesting of RSUs). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for United States federal income tax purposes).

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder that exchanges Shares for cash pursuant to the Offer will be treated as having sold the Shares for United States federal income tax purposes if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash pursuant to the Offer will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the U.S. Holder does not own 50% or more of the Shares immediately after the exchange and (ii) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash pursuant to the Offer fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Sale Treatment. If a U.S. Holder that exchanges Shares for cash pursuant to the Offer is treated as having sold the Shares for United States federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to United States federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as having sold its Shares for United States federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend that is includible in ordinary income to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at a reduced rate on the gross amount treated as dividends. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, it will be eligible for a dividends-received deduction (subject to applicable limitations), except that it may be subject to the “extraordinary dividend” provisions of the Code in which case the dividend will not be eligible for the dividends received deduction and corporate U.S. Holders may be subject to adverse tax consequences. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us could increase (or remain the same) even though the total number of Shares held by such U.S. Holder decreases. A U.S. Holder should consider in this regard that all of the Shares that it tenders will not be acquired in the Offer if the Offer is over-subscribed. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.

Tax Reporting. It is possible that a U.S. Holder tendering Shares in this Offer in a manner that satisfies one of the Section 302 Tests may nevertheless receive an IRS Form 1099-DIV (which will also be filed with the IRS) that reports all of the cash that such U.S. Holder receives in the Offer as a dividend for United States federal income tax purposes. Such a U.S. Holder is not precluded, however, from taking the position that the amounts received pursuant to the Offer represent amounts received upon a sale or exchange of the Shares.

Non-U.S. Holders. Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary or another paying agent may treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the Depositary or paying agent may withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary or paying agent determines that a reduced rate of withholding is available.

Generally, to establish an applicable exemption from, or reduced rate of, United States federal withholding tax, a Non-U.S. Holder must deliver to the Depositary or paying agent either (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or other acceptable evidence under Treasury regulations) in which the holder certifies that it is eligible for a lower tax treaty rate with respect to dividends on the Shares or (ii) an IRS Form W-8ECI in which the holder certifies that amounts it receives pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment that it maintains within the United States). The Depositary or paying agent may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. As discussed in Section 3, backup withholding generally will not apply to amounts paid to a Non-U.S. Holder that provides the Depositary or paying agent with an applicable IRS Form W-8 (or other acceptable certification).

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Gross proceeds paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment within the United States) will generally be subject to United States federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and a corporate Non-U.S. Holder may also be subject to the 30% branch profits tax on its effectively connected earnings and profits).

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, the Depositary or another paying agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

15.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Greenhill of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Greenhill stockholders. Stockholders retaining an equity interest in the Company may face reduced trading liquidity. As of September 25, 2017, we had 29,638,437 issued and outstanding Shares (and 5,560,299

Shares reserved for issuance upon vesting of all outstanding RSUs and 1,176,470 shares expected to be issued in the Chairman Purchase and the CEO Purchase described in Section 11). Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares on the NYSE.

In addition, following consummation of the Offer or future repurchases, stockholders retaining an equity interest in the Company may face reduced trading liquidity. Stockholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

16.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e–4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)         we increase or decrease the Purchase Price, or increase or decrease the number of Shares sought in the Offer and, in the event of an increase in the number of Shares sought in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2)         the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 16, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

17.	Fees and Expenses; Dealer Manager; Information Agent; Depositary.

We have retained our wholly-owned subsidiary, Greenhill & Co., LLC to serve as the Dealer Manager in connection with the Offer. The Dealer Manager may contact holders of Shares by mail, telephone, facsimile transmission, personal interviews and otherwise may request broker dealers and the other nominee holders to forward materials relating to the Offer to holders of Shares. Questions regarding the terms of the Offer may be directed to the Dealer Manager at its address and telephone numbers listed on the back cover of this Offer to Purchase.

We have retained Georgeson LLC to act as Information Agent in connection with the Offer. As Information Agent, Georgeson may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. American Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Greenhill, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders of Shares from or on behalf of, the stockholders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e–4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Greenhill.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us.

Greenhill & Co., Inc.

September 27, 2017

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of Greenhill & Co., Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By First-Class, Registered or
Certified Mail:	By Express or Overnight Courier:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: 1-877-278-4775

Email: greenhill@georgeson.com

The Dealer Manager for the Offer is:

Greenhill & Co., LLC

300 Park Avenue

New York, New York 10022

1-888-504-7336 (Toll-Free)